UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 29, 2009

_________________________

Znomics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136372	52-2340974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2611 SW Third Ave. Suite 200
Portland, OR 97201
 (Address of principal executive offices, including zip code)

(503) 827-5271
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.01 Completion of Disposition of Assets
Item 9.01 Financial Statements

On April 29, 2009 we entered into an agreement with Cascade Summit LLC, pursuant to which they agreed to, among other things, advise us with respect to the sale of our company to a person interested in becoming a public reporting company.  As consideration for such services, we agreed that Cascade Summit is entitled to receive twenty percent (20%) of the total consideration paid to, or retained by, the Company shareholders in such a transaction.

In connection with the decision of the board of directors to discontinue our operations as previously disclosed, on May 1, 2009 we obtained shareholder consent to sell our remaining assets, including our ZeneMark library and entered into an agreement with Vanderbilt University Medical Center (“Vanderbilt”) to sell our remaining copy of the ZeneMark library of mutant fish reagents, which consists of frozen aliquots of male mutant fish sperm representing approximately 15,000 specimens, and all related support equipment, materials, customer lists and commercial rights.  As a result of the sale of the Zenemark library, we will cease to have an operating business.

The aggregate purchase price of $300,000 in cash will be paid in two installments.  $100,000 of the purchase price will be paid two days after receipt of protocols, customer list and library with the remaining $200,000 payable two days after receipt of the remaining material. We anticipate that Vanderbilt will pay the entire purchase price on or prior to May 8, 2009.

Our current director and former chief scientific officer, Dr. Roger Cone, is Professor and Chair, Molecular Physiology and Biophysics at Vanderbilt.  The purchase price for the library was determined after attempts to sell the library to other possible buyers and negotiation with a Vanderbilt administrator senior to Dr. Cone. Dr. Cone was not involved in the negotiation of the transaction in any way.

We expect to complete the sale of various lab equipment and supplies to Oregon Health & Science University (“OHSU”) for approximately $50,000.  The sale is expected to be completed in May 2009 with payment to be received in June 2009.

The proceeds from such sales will be used to pay our outstanding debts, liabilities and obligations. [Pro forma financial information that gives effect to the sale of the ZeneMark library and related assets is provided in Item 9.01 below.]

Item 9.01 Financial Statements

ZNOMICS, INC.
Unaudited Combined Pro Forma Balance Sheet  ($ in thousands except per share data)
For the Year Ended December 31, 2008

Assets	2008	Proforma adjustments	AJE	Adjusted Proforma totals
Current assets:
Cash and cash equivalents	$469	$ 300	(1)	$ 769
Accounts receivable	43	-		$ 43
Prepaid and other expenses	160	-		160
Total current assets	672	300		972

Property and equipment, net of accumulated depreciation	411	(17)	(1)	394

Total assets	$1,083	$ 283		$ 1,366

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$237	-		$ 237
Accrued liabilities	64	-		64
Deferred grant revenue and expense	-	-		-
Deferred revenue	252	-		-
Current portion of long term liabilities	-	-		-
Total current liabilities	553	-		553

Total liabilities	553	-		553

Stockholders' equity:
Common stock, $0.001 par value, 90,000,000 shares authorized,
11,370,060 and 11,072,560 shares issued and outstanding
at December 31, 2008 and 2007, respectively	11	-		11
Additional paid-in capital	6,235	-		6,235

Deficit accumulated during the development stage	(5,716)	283	(1)	(5,433)

Total stockholders' equity	530	283		813

Total liabilities and stockholders' equity	$1,083	$ 283		$ 1,366

(1) To record the sale of the ZeneMark library to Vanderbilt University.

ZNOMICS, INC.
Unaudited Combined Pro Forma Statement of Operations  ($ in thousands)
For the Year Ended December 31, 2008

	Year ended December 31, 2008	Proforma adjustments	AJE	Adjusted Proforma totals

Sales related to products and services	$351	-		$351
Grant revenue	-	-		-
Total sales and revenue	351	-		351

Operating expenses:
Cost of products and services	979	-		979
Grant expense	-	-		-
Selling, general and administrative	2,208	-		2,208
Research and development	756	-		756

Total operating expenses	3,943	-		3,943

Loss from operations	(3,592)	-		(3,592)

Other income (expense):
Gain on sale of assets	-	283	(1)	283
Investment income	64	-		64
Interest expense	(1)	-		(1)
Other expense, net	(3)	-		(3)

Total other income (expense)	60	283		343

Loss before income tax	(3,532)	283		(3,249)
Income tax	-	-		-
Net loss	$(3,532)	$283		$(3,249)

(1) To record the sale of the ZeneMark library to Vanderbilt University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Znomics, Inc.

/s/ Kerry D. Rea
Kerry D. Rea
Chief Financial Officer

Date: May 5, 2009

Index to Exhibits

Exhibit No.	Description
99.1	Agreement, dated as of April 29, 2009, by and between Znomics, Inc. and Cascade Summit LLC